Exhibit 10.9
MUTUAL SETTLEMENT AND RELEASE AGREEMENT
THIS MUTUAL SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of this 6th day of May, 2009, by and between CHROMCRAFT REVINGTON, INC., a Delaware corporation (“Company,” as further defined herein), and BENJAMIN M. ANDERSON-RAY, a resident of the State of Vermont (“Executive,” as further defined herein);
W I T N E S S E T H:
WHEREAS, Executive previously served as a director and was employed as the Chairman of the Board and Chief Executive Officer of Company, as well as served as a director and employee of Company’s subsidiaries; and
WHEREAS, Company and Executive are parties to an Employment Agreement dated June 22, 2005 (the “Employment Agreement”); and
WHEREAS, Company and Executive are parties to a certain Mutual Separation and Release Agreement dated June 12, 2008 (the “Separation Agreement”); and
WHEREAS, Company and Executive desire to enter into this Agreement to memorialize their mutual understanding and agreement with respect to any and all matters in dispute between them (including, but not limited to, any and all matters relating to the Employment Agreement, the Separation Agreement and otherwise with respect to Executive’s prior employment by the Company (collectively, the “Prior Events”));
NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and obligations contained herein, the payments contemplated hereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereby agree as follows:
Section 1. Payments; Effective Date. Company agrees to make the following payments to Executive:
(a)
a lump sum payment of $69,583.33, payable within one (1) business day following the expiration of the Revocation Period (as hereinafter defined) so long as Executive has not exercised his limited right of revocation as provided in Section 3 hereof;

(b)
a lump sum payment of $15,000 for certain attorneys fees of Executive, payable within one (1) business day following the expiration of the Revocation Period so long as Executive has not exercised his limited right of revocation as provided in Section 3 hereof; and

(c)
the sum of $105,417, payable in eleven (11) equal monthly installments of $9,583.36 each, beginning on May 31, 2009 and on the last day of each month thereafter until the final installment is paid, but only so long as Executive has not exercised his limited right of revocation as provided in Section 3 hereof.

The payments described in Sections 1(a) and 1(c) above shall be subject to all required and/or applicable tax withholdings, and Company shall issue a Form W-2 to Executive for all such payments. Company shall issue Form 1099 to Executive by reason of the payment described in Section 1(b) above.

This Agreement is effective as to and binding upon Company and Executive on the date hereof (“Effective Date”), subject to Executive’s limited right of revocation as provided in Sections 3(a)(ii) and 3(a)(iii) hereof; provided, however, that the Company shall not be obligated to pay any of the amounts set forth in this Section 1 if Executive exercises such limited right of revocation.
Section 2. Default. In the event that Company fails or refuses to pay any amount listed in Section 1 for any reason whatsoever on the day on which such payment is due to Executive and such amount remains unpaid for two (2) business days, then (a) any and all unpaid amounts listed in Section 1 shall, without demand, protest or notice of any kind (all of which Company waives), be immediately due and payable and bear interest at the rate of twelve percent (12%) per annum until such unpaid amount(s) is paid to Executive, (b) Executive shall be released from any and all of his obligations under the Employment Agreement and Separation Agreement (other than Executive’s covenants relating to intellectual property and non-disclosure of confidential information, which shall continue in effect and be binding upon Executive), and (c) Executive shall be entitled to recover from Company, in any action at law or in equity to collect any such unpaid amount(s), all reasonable costs, expenses and attorneys’ fees incurred by him in any such action. The rights and remedies of Executive stated herein are cumulative and not exclusive of any rights or remedies otherwise available to Executive.
Section 3. Mutual Release of Claims. As a material inducement to the parties to enter into this Agreement and in consideration of the mutual releases set forth herein, Company and Executive provide the releases as set forth in this Section to the fullest extent permitted by law.
(a) Release of Company by Executive. Executive, for and on behalf of himself and his spouse, heirs, executors, administrators, representatives, attorneys, insurers, successors and assigns (hereinafter referred to individually and collectively in this Section 3(a) as “Executive”), hereby COVENANTS NOT TO SUE or make any demand or claim against and hereby irrevocably, unconditionally and forever waives with respect to, releases and discharges Company, its subsidiaries and affiliates, its and their respective predecessors and successors, its and their respective former, present and/or future stockholders, members, owners, partners, principals, directors, officers, employees, managers, fiduciaries, administrators, insurers, attorneys, assigns, representatives and agents, and all parties acting by, through or under or in concert with any of them (collectively, the “Company Released Parties”) for, from and/or relating to any and all complaints, claims, demands, liabilities, obligations, debts, charges, damages, causes of actions, rights of actions, suits, proceedings, promises, agreements and compensation of any nature whatsoever (including, but not limited to, attorneys’ fees, interest and costs), whether known or unknown, matured or unmatured, suspected or unsuspected, at law or in equity, or otherwise, that exist as of, or may have existed prior to, the Effective Date. Without limiting the generality of the foregoing, Executive understands and agrees that this release includes and constitutes a complete waiver, discharge and release by Executive in all capacities (including, but not limited to, as a stockholder, director, officer, employee, individual or otherwise) of any and all possible claims, suits and actions against each of the Company Released Parties based upon, arising out of or in any manner related to Executive’s employment or separation from employment with Company and any of its subsidiaries or affiliates; any and all matters arising or learned prior or subsequent to Executive’s last day of employment with Company; any of the Prior Events; any claim or defense that Executive could assert against any of the Company Released Parties relating to any Prior Events or any facts or evidence learned prior or subsequent to Executive’s last day of employment with Company; any employee benefits, salary and other compensation from Company and any of its subsidiaries or affiliates; the Employment Agreement; the Separation Agreement; the Company’s 2007 Executive Incentive Plan (including the short term incentive program or opportunities and the long term incentive program or opportunities under the 2007 Executive Incentive Plan); the Company’s Short Term Executive Incentive Plan (as amended and restated effective January 1, 2002); the Company’s Long Term Executive Incentive Plan (as amended and restated

effective January 1, 2002); any plan, policy, program or promise of compensation or employee benefits from any of the Company Released Parties; any cash bonus (discretionary or otherwise) from Company and any of its subsidiaries or affiliates; all claims under the Exec-U-Care program of the Company and all reimbursements for health insurance premiums relating to continuation coverage pursuant to COBRA; any award of restricted stock, stock options or other stock- or equity-based compensation; Executive’s employment with or termination of employment by Company or any of its subsidiaries or affiliates; wrongful termination or discharge; breach of contract; breach of good faith or fair dealing; infliction of emotional distress; discrimination based on age, race, sex, religion, national origin, disability, veterans status, sexual orientation, gender identity or any other claim of employment discrimination; claims arising under the following laws and amendments thereto, if any: the Civil Rights Act of 1866 (42 U.S.C. § 1981), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Federal Rehabilitation Act of 1973, the Family and Medical Leave Act, the Fair Labor Standards Act, the Older Workers Benefit Protection Act, and the Employee Retirement Income Security Act of 1974; any other federal or state employment law; any federal or state wage and hour laws; all other similar federal, state or local laws, statutes, rules or regulations; and all other tort or contract claims and other theories of recovery at law, in equity or otherwise. Notwithstanding the foregoing, this release does not affect, release or waive (I) any claim or action by Executive for enforcement of this Agreement, (II) any claim by Executive for indemnification under Company’s By-Laws or applicable Delaware law, as each may be in effect from time to time, relating to the indemnification of directors and officers, and (III) any claim by Executive for coverage under Company’s directors and officers liability insurance policy as may be in effect from time to time; provided, however, that with respect to any claim or action under (II) or (III) above, such indemnification and insurance coverage shall be provided in accordance with the provisions of the By-Laws, applicable Delaware law and the insurance policy as may be in effect from time to time and only so long as Executive has satisfied all standards of conduct, conditions and other requirements necessary for such indemnification and insurance coverage.
(i) Executive acknowledges that Company has advised Executive to consult with an attorney of Executive’s own choice prior to signing the release set forth herein, that Executive has, in fact, engaged an attorney of his own choice, and that Executive has had ample time and adequate opportunity to discuss thoroughly all aspects of this release with his attorney.
(ii) Executive acknowledges that Company has advised him that he has a period of twenty-one (21) days to review and consider the release set forth herein (the “Review Period”). Executive understands that he may use as much or all of the Review Period as Executive desires prior to signing this Agreement. Upon Executive’s signing of this Agreement, the remaining period within the Review Period shall terminate and expire, and Executive shall have seven (7) days thereafter to revoke the release set forth herein only with respect to any claim under the Age Discrimination in Employment Act of 1967, as set forth below. Executive’s decision to execute this Agreement and the timing thereof have been done on a knowing and voluntary basis upon the advice of his own attorney and not through a threat by Company to withdraw or alter the terms of this Agreement.
(iii) Executive acknowledges that Company has advised him that he may revoke the release set forth herein within seven (7) days after signing this Agreement (the “Revocation Period”) only with respect to any claim under the Age Discrimination in Employment Act of 1967. All other portions and provisions of this Agreement (including, but not limited to, the release contained herein) are not subject to revocation or rescission by the Executive following the execution of this Agreement.

ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE COMPANY AT THE FOLLOWING ADDRESS NOT LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE:
Chromcraft Revington, Inc.
Attn: Myron D. Hamas, Vice President-Finance
1330 Win Hentschel Boulevard
West Lafayette, Indiana 47906
(iv) Nothing contained in the release set forth herein shall be construed to waive or release Executive’s right to file a charge with the U.S. Equal Employment Opportunity Commission or a similar state or administrative authority; provided, however, that Executive hereby waives any right to seek or receive any monetary, equitable or other relief as a result of such charge.
(b) Release of Executive by Company. Company, for and on behalf of itself and its subsidiaries and affiliates, its and their respective predecessors and successors and its and their respective former, present and/or future stockholders, members, owners, partners, principals, directors, officers, employees, managers, fiduciaries, administrators, insurers, attorneys, assigns, representatives and agents (hereinafter referred to individually and collectively in this Section 3(b) as “Company”), hereby COVENANTS NOT TO SUE or make any demand or claim against and hereby irrevocably, unconditionally and forever waives with respect to, releases and discharges Executive and his spouse, heirs, executors, administrators, representatives, attorneys, insurers, successors and assigns (collectively, the “Executive Released Parties”) for, from and/or relating to any and all complaints, claims, demands, liabilities, obligations, debts, charges, damages, causes of actions, rights of actions, suits, proceedings, promises and agreements of any nature whatsoever (including, but not limited to, attorneys’ fees, interest and costs), whether known or unknown, matured or unmatured, suspected or unsuspected, at law or in equity, or otherwise, that exist as of, or may have existed prior to, the Effective Date. Without limiting the generality of the foregoing, Company understands and agrees that this release includes and constitutes a complete waiver, discharge and release by Company of any and all possible claims, suits and actions against each of the Executive Released Parties based upon, arising out of or in any manner related to any and all matters or claims relating to Executive’s employment or separation from employment with Company and any of its subsidiaries or affiliates; any and all matters or claims arising or learned prior or subsequent to Executive’s last day of employment with Company; any of the Prior Events; any claim or defense that Company could assert against any of the Executive Released Parties relating to any Prior Events or the performance of Executive’s duties for or on behalf of Company; or any facts or evidence learned by Company prior or subsequent to Executive’s last day of employment with Company. Notwithstanding the foregoing, this release does not affect, release or waive any claim or action by Company for enforcement of this Agreement, the Separation Agreement and/or, to the extent in effect, the Employment Agreement.
Section 4. Status of Separation Agreement and Employment Agreement. Company and Executive agree that the Separation Agreement and the Employment Agreement shall each remain in full force and effect in accordance with their respective provisions as set forth in each such agreement; provided, however, that the payments provided in Section 1 of this Agreement are in full satisfaction and discharge of any and all amounts to be paid by Company under the Separation Agreement (including, but not limited to, the Severance Payment referenced in Section 6 thereof) and the Employment Agreement; provided further, however, that in the event of any irreconcilable inconsistency between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall control.

Section 5. Certain Other Matters.
(a) Compliance with Law. Executive understands and agrees that he has ongoing responsibilities under and shall comply with the federal securities laws and other applicable laws and legal requirements, including but not limited to the Securities Exchange Act of 1934 and the rules and regulations thereunder.
(b) Non-Disparagement. Executive shall not publicly disparage or make or publish any negative statements or comments about Company and any of the Company Released Parties of any kind or character whatsoever. No executive officer or senior manager of Company or any member of Company’s Board of Directors shall publicly disparage or make or publish any negative statements or comments about Executive of any kind or character whatsoever. Notwithstanding the foregoing, this Section 5(b) shall not be in effect or binding in connection with any statements made as required by applicable law or any statements made in any suit, action, proceeding, litigation, investigation or discovery (governmental or otherwise) involving Company, any of the Company Released Parties, Executive or any of the Executive Released Parties, provided that the party making any such statement believes in good faith that the statement is true at the time made.
(c) No Assignment. Executive represents and agrees that he has not made and shall not make any assignment or other transfer of any interest in any claim, right, demand or action which he had, has or may have against Company or any of the Company Released Parties. Company represents and agrees that it has not made and shall not make any assignment or other transfer of any interest in any claim, right, demand or action which it had, has or may have against Executive or any of Executive Released Parties.
Section 6. Miscellaneous.
(a) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, executors, representatives and heirs; provided, however, that neither party may assign this Agreement without the prior written consent of the other party except that Company may, with prior notice to, but without the prior consent of Executive, assign this Agreement to any subsidiary or successor of Company (whether in connection with any merger, consolidation, share exchange, combination, change in control, sale of stock, assets or business or similar transaction involving Company or any of its subsidiaries). In the event of Executive’s death, any unpaid balance of the payments described in Section 1 shall be paid to Executive’s personal representative or estate in accordance with the same payment schedule specified in this Agreement.
(b) Waiver; Amendment. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.
This Agreement may be amended, modified or supplemented only by a written agreement executed by Company and Executive.

(c) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.
(d) Severability. All provisions of this Agreement are severable from one another. In case any one or more of the provisions (or any portion thereof) contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.
(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.
(f) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to any choice of law provisions, principles or rules thereof (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, shall be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.
(g) Construction. This Agreement has been negotiated on an arm’s-length basis by the parties hereto with the advice of their own legal counsel and shall be deemed to have been drafted by both parties hereto. This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.
(h) Taxes. All federal, state, local and other taxes (including, but not limited to, interest, fines and penalties) resulting from, imposed upon by virtue of or relating to the payments to Executive contemplated by or referenced in this Agreement shall be paid by Executive, other than payment by Company of its portion of the employer’s share of any FICA or other employment taxes.
(i) Review and Consultation. Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM COMPANY, ANY DIRECTOR, OFFICER OR EMPLOYEE OF COMPANY OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR COMPANY.
(j) Recitals. The recitals and “Whereas” clauses contained on page 1 of this Agreement are expressly incorporated into and made a part of this Agreement.

(k) Non-Admission. Company and Executive hereby agree that this Agreement does not constitute an admission or evidence of any (i) violation by Company or Executive of any statute, law, rule or regulation, or (ii) wrongdoing on the part of Company or Executive.
(l) Attorneys’ Fees. In the event that Company successfully enforces any provision of this Agreement, the Separation Agreement and/or the Employment Agreement against Executive, then Company shall be entitled to recover from Executive, in any action at law or in equity, all reasonable costs, expenses and attorneys’ fees incurred by it in any such action. Except as otherwise provided in Section 2 hereof, in the event that Executive successfully enforces any provision of this Agreement against Company, then Executive shall be entitled to recover from Company, in any action at law or in equity, all reasonable costs, expenses and attorneys’ fees incurred by him in any such action.
(m) Entire Agreement. This Agreement, the Separation Agreement and the Employment Agreement constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof and thereof.
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IN WITNESS WHEREOF, Company and Executive have made, entered into, executed and delivered this Agreement as of the day and year first above written.

“Company” CHROMCRAFT REVINGTON, INC.
By:	/s/ Myron D. Hamas
Myron D. Hamas
Vice President-Finance

“Executive”
/s/ Benjamin M. Anderson-Ray
Benjamin M. Anderson-Ray